Investor Relations Contact:
John Lawlor, Cognos
613-738-3503
john.lawlor@cognos.com

Media Relations Contact:
Sean Reid, Cognos
613-738-1440 Ext. 3260
sean.reid@cognos.com

Cognos® Reports Record Third Quarter Revenue and Earnings

Recently Released Cognos ReportNet™ Delivers $15 Million in License Revenue

Ottawa, ON and Burlington MA, December 17, 2003 – Cognos Incorporated (Nasdaq: COGN; TSX: CSN – all figures in U.S. dollars), the world leader in business intelligence (BI) and corporate performance management solutions, today announced record results for its third quarter of fiscal year 2004, ended November 30, 2003.

Revenue for the third quarter was $172.2 million, an increase of 25 percent compared to $138.1 million for the same period last year. License revenue in the quarter was $72.6 million, an increase of 17 percent compared to $62.2 million last year. Net income in the quarter was $24.2 million or $0.26 per share, an increase of 22 percent from $19.9 million or $0.22 per share in the third quarter of last year.

Revenue for the first nine months of this year was $481.0 million, an increase of 24 percent compared with $387.3 million for the same period last year. Net income for the nine-month period was $54.8 million or $0.60 per share, compared to $43.6 million or $0.48 per share last year.

Business intelligence revenue for the third quarter reached $164.7 million, an increase of 26 percent from the third quarter of last year. BI license revenue increased 17 percent in the third quarter to $70.6 million, compared with $60.3 million for the same period last year. BI support revenue increased 34 percent to $63.3 million, compared with $47.1 million last year.

Highlights of the Quarter

o	Outstanding customer response to Cognos ReportNet – over 200 ReportNet wins in the third quarter in leading organizations such as DaimlerChrysler, Interbrew, Port of Portland, State of Ohio, Tyson Foods, and Welch Foods

o	10 contracts greater than $1 million, an all-time high for the Company; 95 contracts greater than $200,000, an increase of 28 percent compared to the same period last year

o	Cognos awarded top spot in Intelligent Enterprise’s 12 Most Influential Companies, and Cognos PowerPlay® named best multidimensional analysis tool in the Intelligent Enterprise Reader’s Choice Award

Cognos’ balance sheet remains strong. In the third quarter the Company increased cash, cash equivalents, and short-term investments by $36.5 million to $320.9 million, which included operating cash flow of $29.2 million.

“Cognos delivered another outstanding quarter,” said Cognos CEO Ron Zambonini. “We reported strong revenue and operating income in a tough environment. Cognos ReportNet is spurring competitive success with new customers and further strengthening our position in our broad existing customer base. The Cognos team is performing on all fronts, and our customers are responding to the superior performance and value of our product solution.

“Leading organizations throughout the world made substantial commitments to the Cognos enterprise solution, as evidenced by major competitive wins at Abbott Laboratories, Allianz, Aventis, Deltek Systems, DIRECTV, Insurance Australia, Pampered Chef, Ricoh, U.S. Air Force, and U.S. Defense Information Systems Agency.

“Our commitment to product innovation is powering our leadership in enterprise business intelligence, and driving our advance in defining and leading the market for corporate performance management (CPM). Our leadership is strong, our vision is compelling and our execution remains focused.”

Business Outlook

Management offers the following outlook for the fourth quarter of fiscal year 2004, ending February 29, 2004:

o	Revenue is expected to be in the range of $191 million to $194 million;

o	Diluted earnings per share are expected to be in the range of $0.32 to $0.35.

Management offers the following outlook for the full fiscal year 2004:

o	Revenue is expected to be in the range of $672 million to $675 million;

o	Diluted earnings per share are expected to be in the range of $0.92 to $0.95.

Cognos management will host a Webcast and conference call to present results for the third quarter of fiscal year 2004 at 5:15 p.m. Eastern Time, today, December 17, 2003. The conference call may be accessed at 416-640-1907. The Webcast and archive may be accessed at http://www.cognos.com/company/investor/events/fy04q3/index.html. A replay of the conference call may be accessed at 416-640-1917 until December 31, 2003. The passcode for the replay is 21027086#.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements relating to, among other things, the Company’s expectations concerning future revenues and earnings, product demand and growth opportunities; business outlook and business momentum; new product introductions and customer reaction and acceptance of the Cognos ReportNet product; market positioning, business model and technology strategies and execution.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that may cause such differences include, but are not limited to: the Company’s ability to maintain revenue growth or to anticipate a decline in revenue from any of its products or services; the Company’s ability to develop and introduce new products and enhancements that respond to customer requirements and rapid technological change; new product introductions and enhancements by competitors; the Company’s ability to compete in an intensely competitive market; the Company’s ability to select and implement appropriate business models and strategies; fluctuations in its quarterly and annual operating results based on historical patterns; currency fluctuations; the impact of global economic conditions on the Company’s business; unauthorized use of the Company’s intellectual property; claims by third parties that the Company’s software infringes their intellectual property; the risks inherent in international operations, such as currency exchange rate fluctuations; the Company’s ability to identify, hire, train, motivate, and retain highly qualified management and other key personnel; and the Company’s ability to identify, pursue, and complete acquisitions with desired business results; as well as the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission, as well as other periodic reports filed with the SEC. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statement to reflect any change in its expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Cognos may provide pro forma or non-GAAP measures as defined by SEC Regulation G to provide greater comparability regarding Cognos’ ongoing operating performance. If discussed, these measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (“U.S. GAAP”). These pro forma measures are unlikely to be comparable to pro forma information provided by other issuers. In accordance with SEC Regulation G, if such pro forma or non-GAAP measures are provided, a reconciliation of the Cognos U.S. GAAP information to the pro forma information will be provided in the table attached. We will also make available on the investor relations page of our Web site at www.cognos.com this press release, a replay of the Webcast and slides used in the Webcast. Non-GAAP financial measures that may be discussed on the Webcast, and the most directly comparable GAAP financial measures and a reconciliation of the difference between the GAAP and non-GAAP financial measures will be available at www.cognos.com/company/investor/other/fy04q3.html.

About Cognos

Cognos, the world leader in business intelligence and corporate performance management solutions, delivers software that helps companies drive, monitor and understand corporate performance.

Cognos delivers the next level of competitive advantage – Corporate Performance Management (CPM) – achieved through the strategic application of BI on an enterprise scale. Our integrated CPM solution helps customers drive performance through planning; monitor performance through scorecarding; and understand performance through business intelligence.

Cognos serves more than 22,000 customers in over 135 countries. Cognos enterprise business intelligence solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at <http://www.cognos.com>.

Cognos, the Cognos logo, PowerPlay and ReportNet are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Note to Editors: Copies of previous Cognos press releases and Corporate and product information are available on the Cognos Web site at www.cognos.com, and at PR Newswire’s site at www.prnewswire.com.

SUPPLEMENTARY INFORMATION (unaudited):

	FY2003		FY2004

	Q3	Q4	Q1	Q2	Q3

Revenue Statistics ($000s)
BI	130,299	155,265	143,684	150,143	164,682
Application development tools	7,775	8,463	6,879	8,038	7,545

BI License	60,346	77,281	56,683	59,862	70,564

North America	83,952	95,362	90,117	96,168	96,079
Europe	43,750	56,634	47,043	47,459	58,838
Asia/Pacific	10,372	11,732	13,403	14,554	17,310

Year-Over-Year Revenue Growth Statistics
BI	14%	16%	29%	25%	26%
Application development tools	(23%)	(8%)	(19%)	(6%)	(3%)

BI License	7%	6%	18%	13%	17%

North America	9%	9%	14%	19%	14%
Europe	14%	25%	40%	21%	34%
Asia/Pacific	21%	18%	79%	60%	67%

Other Statistics
Cash, cash equivalents, and short-term investments ($000s)	338,103	242,258	263,896	284,442	320,895
Days sales outstanding	67	76	63	62	62
Total employees	2,714	2,989	3,016	3,011	3,001

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME

(US$000s except share amounts, U.S. GAAP)
(Unaudited)

	Three months ended November 30,		Nine months ended November 30,

	2003	2002	2003	2002

Revenue
Product license	$ 72,551	$ 62,223	$192,586	$167,097
Product support	68,676	52,853	198,965	152,269
Services	31,000	22,998	89,420	67,942

Total revenue	172,227	138,074	480,971	387,308

Cost of revenue
Cost of product license	1,121	722	3,338	2,170
Cost of product support	7,051	5,240	20,793	14,682
Cost of services	22,924	17,599	65,286	50,219

Total cost of revenue	31,096	23,561	89,417	67,071

Gross margin	141,131	114,513	391,554	320,237

Operating expenses
Selling, general, and administrative	86,185	67,492	248,199	201,100
Research and development	22,265	18,264	67,273	56,991
Amortization of intangible assets	1,890	759	5,705	2,358

Total operating expenses	110,340	86,515	321,177	260,449

Operating income	30,791	27,998	70,377	59,788
Interest expense	(552)	(211)	(877)	(442)
Interest income	975	1,521	3,562	4,741

Income before taxes	31,214	29,308	73,062	64,087
Income tax provision	6,966	9,379	18,265	20,508

Net income	$ 24,248	$ 19,929	$ 54,797	$ 43,579

Net income per share
Basic	$0.27	$0.23	$0.61	$0.50

Diluted	$0.26	$0.22	$0.60	$0.48

Weighted average number of shares (000s)
Basic	89,692	87,845	89,133	87,916

Diluted	92,614	89,882	91,779	90,487

COGNOS INCORPORATED
CONSOLIDATED BALANCE SHEETS

(US$000s, U.S. GAAP)

	November 30, 2003	February 28, 2003

Assets	(Unaudited)
Current assets
Cash and cash equivalents	$166,227	$162,588
Short-term investments	154,668	79,670
Accounts receivable	118,767	139,116
Prepaid expenses and other current assets	11,801	8,884
Deferred tax assets	4,165	5,427

	455,628	395,685
Fixed assets	72,599	63,467
Intangible assets	23,703	29,408
Goodwill	170,475	169,991

	$722,405	$658,551

Liabilities
Current liabilities
Accounts payable	$ 25,623	$ 33,310
Accrued charges	24,486	34,192
Salaries, commissions, and related items	45,357	48,916
Income taxes payable	9,797	4,395
Deferred revenue	129,882	146,008

	235,145	266,821
Long-term liabilities	—	1,647
Deferred income taxes	19,628	13,561

	254,773	282,029

Stockholders’ Equity
Capital stock
Common shares and additional paid-in capital (November 30, 2003 - 89,915,921; February 28, 2003 - 88,124,914)	200,600	173,363
Treasury shares (November 30, 2003 - 43,500; February 28, 2003 - 22,500)	(1,065)	(501)
Deferred stock-based compensation	(870)	(1,243)
Retained earnings	268,324	213,527
Accumulated other comprehensive income (loss)	643	(8,624)

	467,632	376,522

	$722,405	$658,551

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

(US$000s, U.S. GAAP)
(Unaudited)

	Three months ended November 30,		Nine months ended November 30,

	2003	2002	2003	2002

Cash flows from operating activities
Net income	$ 24,248	$ 19,929	$ 54,797	$ 43,579
Non-cash items
Depreciation and amortization	7,252	5,242	21,718	15,247
Amortization of deferred stock-based compensation	215	148	605	518
Amortization of other deferred compensation	44	119	168	415
Deferred income taxes	1,227	4,389	5,280	3,659
Loss on disposal of fixed assets	76	8	539	109

	33,062	29,835	83,107	63,527
Change in non-cash working capital
Decrease (increase) in accounts receivable	(5,716)	(18,157)	26,181	15,642
Decrease (increase) in prepaid expenses and other current assets	2,327	1,687	(1,533)	855
Increase (decrease) in accounts payable	837	4,259	(9,941)	(4,458)
Decrease in accrued charges	(4,610)	(355)	(11,682)	(9,755)
Increase (decrease) in salaries, commissions, and related items	6,647	3,390	(7,141)	935
Increase (decrease) in income taxes payable	3,967	154	5,126	(3,045)
Decrease in deferred revenue	(7,314)	(5,484)	(22,665)	(14,903)

Net cash provided by operating activities	29,200	15,329	61,452	48,798

Cash flows from investing activities
Maturity of short-term investments	88,663	19,851	205,473	190,232
Purchase of short-term investments	(144,406)	(139,146)	(277,445)	(228,789)
Additions to fixed assets	(6,165)	(3,559)	(18,349)	(11,328)
Acquisition costs	(254)	—	(484)	—

Net cash used in investing activities	(62,162)	(122,854)	(90,805)	(49,885)

Cash flows from financing activities
Issue of common shares	8,896	4,106	27,005	9,831
Purchase of treasury shares	—	—	(564)	—
Repurchase of shares	—	(6,850)	—	(19,992)
Decrease in long-term debt and long-term liabilities	—	(2,361)	(1,697)	(5,464)

Net cash provided by (used in) financing activities	8,896	(5,105)	24,744	(15,625)

Effect of exchange rate changes on cash	4,111	72	8,248	354

Net increase (decrease) in cash and cash equivalents	(19,955)	(112,558)	3,639	(16,358)
Cash and cash equivalents, beginning of period	186,182	289,100	162,588	192,900

Cash and cash equivalents, end of period	166,227	176,542	166,227	176,542
Short-term investments, end of period	154,668	161,561	154,668	161,561

Cash, cash equivalents, and short-term investments, end of period	$320,895	$338,103	$320,895	$338,103